Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made as of the September 10, 2019 (the “Effective Date”) by and between Ocugen, Inc., a Delaware corporation (the “Company”), and Sanjay Subramanian, an individual (“Employee”).

The Company wishes to employ Employee and Employee wishes to be employed by the Company with the employment starting date on October 1, 2019.  The parties have now determined it is in its best interest to enter into this Agreement to set forth the terms and conditions of Employee’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

1.                                      Definitions.  As used herein, the following terms shall have the meanings set forth below unless the contexts otherwise requires:

“Affiliates” means, with respect to a person, all other persons controlling, controlled by or under common control with the first person; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Base Compensation” shall mean the annual rate of compensation set forth in Section 4.1, as such amount may be adjusted from time to time.

“Board” shall mean the Company’s Board of Directors.

“Cause” shall mean the occurrence of any one or more of the events set forth below in clauses (a) through (d), which, in the case of the event or events set forth below in clause (a) is not cured by Employee within the time periods set forth therein:

(a)                                 failure or refusal by Employee to make a reasonable attempt to substantially perform a material portion of the duties of his employment or to comply with the written rules and policies of the Company which failure continues uncured fifteen (15) days after written notice of such failure or refusal (or such longer period as is necessary to cure such event so long as Employee is diligently pursuing such cure and provided such additional period is approved by the CEO) is provided to Employee setting forth in reasonable detail the nature of such failure or refusal;

(b)                                 Employee’s repeatedly engaging in willful and serious misconduct in connection with his employment;

(c)                                  engagement by Employee in fraudulent conduct; or

(d)                                 Employee’s conviction of, or plea of no contest to, (i) a felony or (ii) other crime the circumstances of which are substantially related to the Employee’s position.

“Change of Control” shall mean (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the acquisition by any person or group of persons in any transaction or series of related transactions of direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), other than the Current Holders of Securities of the Company, of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company, (iii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold not less than fifty percent (50%) of the voting power of the capital stock of the Company or the surviving or acquiring entity immediately following such merger or consolidation), or (iv) a liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Change of Control if the Change of Control is the result of an equity or debt financing, or if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction.

“Current Holders of Securities of the Company” shall mean the current holders of issued and outstanding “Securities” of the Company, their “Affiliates” (as such terms are defined herein), and their respective employees, officers, directors, blood or legal relatives, guardians, legal representatives, and trusts for the primary benefit of any of such persons.

“Disability” shall mean Employee’s inability, for a period of six (6) consecutive months, or a cumulative period of one hundred eighty (180) business days out of a period of twelve (12) consecutive months, to perform the essential duties of Employee’s position, even after taking into account any reasonable accommodation required by law, due to a mental or physical impairment.  The determination of whether Employee is suffering from a Disability shall be made either (a) by an independent physician, mutually chosen by Employee and the Company; or (b) because Employee qualifies as disabled for purposes of the Company’s long-term insurance disability plan, if applicable.

“Good Reason” shall mean the occurrence of one or more of the events set forth in clauses (a) through (e) below without the consent of Employee, provided that (i) Employee delivers written notice to the Company of Employee’s intention to resign from employment due to one or more of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, (ii) such event or events are not cured by the Company within thirty (30) days following delivery of such written notice and (iii) if not cured by the Company, Employee resigns his employment within fifteen (15) days following the Company’s cure period:

(a)                                 a reduction in Employee’s annual rate of Base Compensation unless such reduction is made across all executives or employees of the Company;

(b)                                 a termination or material reduction of a material benefit under any Company benefit plans, programs or arrangements, in which the Employee participates unless such termination or reduction is made across all executives or employees of the Company;

(c)                                  a material reduction in Employee’s job title, powers or authority;

(d)                                 a change in reporting relationship;

(e)                                  the Company’s material failure to comply with the terms of this Agreement or any stock option or similar agreement with Employee then in effect;

(f)                                   the requirement by the Company that Employee relocate or transfer Employee’s principal office to a location more than 50 miles from Malvern, PA Office (except that the requirement to travel in Section 2.3 shall not trigger this subsection (e)).

“Proceeding” shall have the meaning set forth in Section 8 hereof.

“Severance Period” shall mean a period of twelve months (12) immediately following the effective date of termination of Employee’s employment hereunder if such termination is by the Company without Cause or by Employee for Good Reason.

“Securities” means any and all securities as such term is defined in Section 2 of the Securities Act of 1933, as amended, including, without limitation, all common stock, preferred stock, convertible promissory notes, subordinated debt instruments, and other securities issued by the Company.

2.                                      Contingent Employment; Employment and Duties.

2.1.                            As of the Effective Date, Company hereby employs Employee and Employee hereby accepts appointment as the Chief Financial Officer (“CFO”) reporting to the Chief Executive Officer (“CEO”) of the company.  Employee shall be member of the Executive Management Team.  Employee shall be responsible for all duties and entitled to all authority customarily assigned to the position of CFO, including those duties described on Exhibit A hereto, as well as those other duties and such other authority as specified by the CEO.  The Employee should be available to meet periodically with the Chairman of the Audit Committee to discuss financial statement reporting and internal controls.

2.2.                            Employee shall render such services as are necessary and desirable to protect and advance the best interests of the Company, acting, in all instances, under the supervision of the CEO and in accordance with the policies set by the Company.

2.3.                            So long as Employee shall remain an employee of the Company, except as provided below, Employee’s entire working time, energy, skill and efforts shall be devoted to the performance of Employee’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company; provided, however, that Employee may (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; (iii) manage personal passive investments; (iv) act in a limited role as an advisor; or (iv) undertake such other endeavors as may be consented to by the CEO, in each case so long as the foregoing activities, in the aggregate, do not materially interfere with the performance of Employee’s duties to the Company in accordance with this Agreement.  Employee will be based out of and shall work from Malvern, PA office provided by the Company or other mutually agreeable office.  It is anticipated that a substantial amount of travel may be required of the Employee in connection with the performance of his duties.

3.                                      Term.  Employee’s employment under this Agreement shall commence on the Effective Date and shall continue until Employee’s employment is terminated pursuant to Section 6.

4.                                      Compensation and Benefits.

4.1.                            Employee shall receive Base Compensation at the initial gross annual rate (without regard to authorized tax or other legally required deductions and withholdings) of $325,000, payable in installments in accordance with the Company’s regular payroll practices in effect from time to time.

4.2.                            In the sole discretion of the CEO within the guidelines set by the Board for the Executive Management Team, the Company may pay to Employee an annual bonus at a target level of 30% of Employee’s Base Compensation (the “Target Bonus”), based upon performance criteria set for Employee by the Board and certain other factors, including the Company’s performance, financial stability, availability of cash, industry benchmarks and standards and market conditions.  Any annual bonus so awarded shall be payable by March 15th of each year for the Employee’s performance in the previous year (the “Measuring Year”).  To be eligible for an annual bonus, the Employee must be employed on the date such bonus is paid.

4.3.                            As soon as practicable but in no event later than the Company’s anticipated reverse merger transaction, Employee shall be granted an option to purchase fifty thousand (50,000) shares of the Company’s common stock (with such number of shares subject to adjustment in connection with the reverse merger transaction or any similar transaction) pursuant to the terms of the Company’s 2014 Equity Stock Option Incentive Plan (the “Option Award”).  The Option Award shall be subject to an award agreement and shall vest in three equal installments over the 3-year period on the anniversary date of the Effective Date.  The Option Award shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  Employee may be eligible to participate in future stock option awards at the sole discretion of the Board.

5.                                      Fringe Benefits.  Employee shall be entitled to the benefits set forth below for so long as Employee’s employment with the Company continues:

5.1.                            The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee on behalf or for the benefit of the Company upon receipt of documentation therefor in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.  The Company from time to time may require prior approval for individual expense items in excess of pre-established aggregate amounts for a fixed period or in excess of pre-established amounts for any type of expenditure during any fixed period.

5.2.                            Upon Employee’s achieving the eligibility requirements therefor, if any, Employee will be eligible to participate in all applicable and established Company benefit plans, programs and arrangements that may exist from time to time (including, without limitation, pension, profit sharing, 401(k) plans, and medical and life insurance programs) on the same terms as apply generally to other similarly situated employees of the Company from time to time.

5.3.                            Employee shall be entitled to the vacation, sick and other personal time off (PTO), in accordance with the Company’s employee handbook or policy for the same.  Employee shall be entitled to take four (4) weeks of paid vacation each calendar year, which vacation shall be prorated for any partial calendar year and shall accrue in equal installments throughout the calendar year.  Any unused vacation at the end of each calendar year may be carried over to the extent provided under the Company’s PTO policies.

6.                                      Termination; Payments to Employee.

6.1.                            If Employee dies or suffers a Disability, the Employee’s employment with the Company shall terminate as of the date of death or Disability.

6.2.                            Subject to Section 6.4 and Section 6.5 below, either Employee or the Company may terminate this Agreement and Employee’s employment hereunder immediately upon written notice to the other party.

6.3.                            If Employee’s employment terminates for any reason, Employee (or his estate in the event of Employee’s death) shall be entitled to receive a lump sum cash payment equal to the sum of the following: (i) payment of accrued but unpaid Base Compensation up to the date of termination, and any earned but unused paid vacation through the date of termination, if any and (ii) unreimbursed business expenses covered by Section 5.1 hereof.

6.4.                            In addition to the amounts to be paid to Employee in accordance with the provisions of Section 6.3 above, and except as otherwise provided in Section 6.5, if Employee’s employment is terminated (i) by the Company without Cause or (ii) by Employee for Good Reason, Employee shall be entitled to receive the following (collectively, (A), (B) and (C) the “Severance Payment”): (A) for the duration of the Severance Period, Employee’s then current Base Compensation minus any applicable taxes, and other withholdings, payable in accordance with the Company’s standard payroll practices; (B) from the commencement of the Severance Period until the earlier of the expiration of the Severance Period or such date as Employee, may be eligible for health insurance coverage under another employer’s or a spouse’s employer’s health plan, the Company will pay the Employee’s COBRA premium for any applicable health or dental insurance, if he is eligible to elect COBRA continuation coverage; and (C) any annual bonus, earned but unpaid for the previous calendar year, if applicable.

6.5.                            If Employee’s employment is terminated (i) by the Company without Cause or (ii) by Employee for Good Reason, in either case within three (3) prior to or within twelve (12) months after a Change of Control, Employee shall be entitled to receive the following (collectively, (A), (B), (C), (D) and (E) the “Change of Control Severance Payment”), in lieu of the Severance Payment described in Section 6.4 and in addition to the amounts to be paid to Employee in accordance with the provisions of Section 6.3 above: (A) for the duration of the Severance Period, Employee’s then current Base Compensation minus any applicable taxes, and other withholdings, payable in accordance with the Company’s standard payroll practices; (B) from the commencement of the Severance Period until the earlier of the expiration of the Severance Period or such date as Employee, may be eligible for health insurance coverage under another employer’s or a spouse’s employer’s health plan, the Company will pay the Employee’s COBRA premium for any applicable health or dental insurance, if he is eligible to elect COBRA continuation coverage; (C) any annual bonus, earned but unpaid for the previous calendar year, if applicable; (D) one (1) times his then-current Target Bonus payable in a lump sum; and (E) all unvested restricted stock, stock options and other equity incentives awarded to the Employee by the Company will become immediately and automatically fully vested and exercisable (as applicable).

6.6.                            Employee shall not be entitled to receive the Severance Payment or Change of Control Severance Payment unless and until Employee executes within sixty (60) days following termination of his employment, and does not revoke as permitted by law, a release in a form reasonably acceptable to the Company (the “Release”) that unconditionally releases, waives, and fully and forever discharges the Company and its past and current shareholders, directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, including without limitation, any claims relating to or arising out of Employee’s employment with the Company, claims arising under the Age Discrimination and Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Civil Rights Act of 1991, or claims arising under the applicable state fair employment laws, but excluding Employee’s right to indemnification from the Company in respect of his services as a director, officer or employee of the Company or any of its Affiliates.  The release shall also contain customary non-disparagement covenants by Employee.  Employee’s right to receive the Severance Payment or Change of Control Severance Payment is conditioned upon Employee’s performance of the obligations and covenants contained in this Employment Agreement and the Exhibits to this Agreement.  In the event of any material breach of any such obligations during or after payment of the Severance Payment or Change of Control Severance Payment, the Company may cease to make any remaining payments.

The Severance Payment or Change of Control Severance Payment will begin to be paid as soon as practicable following the date the Release becomes irrevocable, provided that (i) the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the effective date of the Employee’s termination of employment and (ii) any bonus amounts owed under Section 6.4(C) or 6.5(C) shall be paid at the same time bonuses are paid to active employees.  If the Severance Payment or Change of Control Severance Payment are deferred compensation subject to the requirements of Section 409A of the Code, if the 60-day period described in the previous paragraph begins in one taxable year and ends in a second taxable year, such payments shall not commence until the second taxable year.

6.7.                            Notwithstanding anything in this Agreement to the contrary, all payments to be made upon a termination of employment under this Agreement will only be made upon a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”).  To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas.  Reg. §1.409A-1(b)(9)(iii).  For purposes of the application of Treas.  Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments to Employee will be deemed a separate payment.  In addition, to the extent compliance with the requirements of Treas.  Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Employee upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Employee’s “separation from service” will be deferred without interest and paid to Employee in a lump sum immediately following such six month period.  This paragraph should not be construed to prevent the application of Treas.  Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder.  For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

7.                                      Noncompetition; Nonsolicitation; Confidential Information, etc.  As a condition to Employee’s employment and in consideration of the compensation and benefits described herein, Employee agrees to execute the non-competition agreement attached hereto as Exhibit B and Employee Non-Disclosure and Business Ideas Agreement attached hereto as Exhibit C, effective as of the Effective Date.

8.                                      Indemnification.  Subject to the Company’s Articles of Incorporation and By-laws, the Company shall indemnify Employee to the fullest extent permitted by law against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, and amounts paid in settlement) reasonably incurred by Employee in connection with any “Proceeding” (as defined herein).  For the purposes of this Section 8, a “Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, and derivative or direct, in which Employee is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he is or was an officer, director or employee of the Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Company.

9.                                      Golden Parachute Tax Provisions.

9.1.                            In the event that the Company or any of their Affiliates undergoes a Change of Control prior to the time that it (or any Affiliate that would be treated, together with the Company, as a single corporation under Section 280G of the Code and the regulations thereunder) has stock that is readily tradeable on an established securities market (within the meaning of the Section 280G of the Code and the regulations thereunder), if the payments or benefits provided under this Agreement, either alone or together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its Affiliates, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the following provisions shall apply:

9.1.1.                  The Company or any of applicable Affiliates will cooperate in good faith with Employee such that any such payments or benefits will not be deemed an “excess parachute payment” within the meaning of Section 280G of the Code.

9.1.2.                  In the event that any payments or benefits (whether payable pursuant to this Agreement or otherwise) to Employee could be exempt from Section 280G of the Code if the shareholder approval requirements under Section 280G(b)(5) of the Code and the regulations thereunder were met, such payments will be conditioned on shareholder approval in accordance with Section 280G(b)(5)(B) of the Code and regulations thereunder and the Company or any of its applicable Affiliates agrees to use best efforts to seek to obtain such shareholder approval.  The actions of the Company or any of its applicable Affiliates pursuant to this provision are not intended to bind, nor shall be construed as binding, the shareholders of the Company or any of its applicable Affiliates.

9.2.                            In the event that the Company or any of its applicable Affiliates undergoes a Change of Control at such time that it (or any Affiliate that would be treated, together with the Company, as a single corporation under Section 280G of the Code and the regulations thereunder) has stock that is readily tradeable on an established securities market (within the meaning of the Section 280G of the Code and the regulations thereunder), if the payments or benefits provided under this Agreement, either alone or together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its applicable Affiliates, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, Employee shall be entitled to receive (i) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable hereunder together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its applicable Affiliates (without regard to clause (i)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code) would be greater than the Limited Amount reduced by all taxes applicable thereto, the amount otherwise payable hereunder together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its applicable Affiliates.

9.3.                            In the event that any payments under this Agreement or otherwise are required to be reduced as described in this Section 9, the adjustment will be made, first, by reducing the cash severance, if any, due to Employee pursuant to Section 6; second, if additional reductions are necessary, by reducing the payments due to Employee under Section 6.5(D) (Target Bonus) and third, if additional reductions are still necessary, by eliminating the accelerated vesting of equity-based awards, starting with those awards for which the amount required to be taken into account under the Section 280G of the Code rules is the greatest; provided, that in all events, such reductions shall be done in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.

10.                               Miscellaneous.

10.1.                     Binding Nature of Agreement.  This Agreement shall be binding upon the Company and shall inure to the benefit of the Company, its Affiliates, successors and assigns, including any transferee of the business operation, as a going concern, in which Employee is employed and shall be binding upon Employee, Employee’s heirs and personal representatives.  None of the rights or obligations of Employee hereunder may be assigned or delegated, except that in the event of Employee’s death or Disability, any rights of Employee hereunder shall be transferred to Employee’s estate or personal representative, as the case may be.  The Company may assign its rights and obligations under this Agreement in whole or in part to any one or more Affiliates or successors.  Any entity into which the Company is merged or with which the Company is consolidated or which acquires the business of the Company or the business unit in which Employee is to be principally employed shall be deemed to be a successor of the Company for purposes hereof.

10.2.                     Entire Agreement.  This Agreement, including its Exhibits, contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  Notwithstanding the foregoing, nothing herein shall limit the application of any generally applicable Company policy, practice, plan or the terms of any manual or handbook applicable to the Company’s employees generally.

10.3.                     Notices.  All notices, requests, consents, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid, by registered or certified mail (notices sent by mail shall be deemed to have been given on the third day after the date sent), or by nationally recognized overnight carrier(notices sent by overnight shall be deemed to have been given on the day after the date sent) or by confirmed facsimile or electronic mail transmission with a hard copy deposited in first class mail the same day or the following day, as follows (or to such other address as either party shall designate by notice in writing to the other):

If to Company:

Ocugen Inc.

5 Great Valley Parkway, Suite #160

Malvern, PA 19355

Attention: Shankar Musunuri

If to Employee, to the address on file with the Company.

10.4.                     Governing Law; Forum.  This Agreement shall be governed by the laws of Delaware.

10.5.                     Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.6.                     Amendment.  This Agreement may be amended, modified, superseded, canceled, renewed, or extended and the terms or covenants of this Agreement may be waived, only by a written instrument executed by both of the parties, or in the case of a waiver, by the party waiving compliance.

10.7.                     Waiver.  The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.8.                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COMPANY:

OCUGEN, INC.

By:	/s/ Shankar Musunuri
Shankar Musunuri

Its:	Chairman and CEO

EMPLOYEE:

/s/ Sanjay Subramanian
Name: Sanjay Subramanian

[Signature Page to Employment Agreement]

EXHIBIT A

Duties

Employee shall be the Company’s Chief Financial Officer reporting to the CEO responsible for:

•                  Managing company’s day-day financial operations and additional activities assigned by the CEO

•                  Setting and execution of annual goals in line with company goals

•                  Supporting CEO for the meetings with potential investors for all fund-raising activities

•                  Establishing and supporting the management of the Company’s annual budget

•                  Building and maintaining strong collaborations with financial partners (including investors, banks, auditors, etc.)

•                  Leading activities related to selection of ERP

•                  Presenting at investor conferences and supporting analyst calls as needed

•                  Supporting Executive Management Team as needed

EXHIBIT B

EMPLOYMENT NON-COMPETITION AGREEMENT

THIS EMPLOYMENT NON-COMPETITION AGREEMENT by and between the undersigned employee (the “Employee”) and Ocugen, Inc., a Delaware corporation (“Company”) is effective as of the commencement of the Employee’s employment pursuant to the Executive Employment Agreement dated as of September 10, 2019.

RECITALS

A.                                    Employee’s position in the Company is such that Employee will, at times, either personally generate, or be entrusted with, information, ideas and materials which are the Company’s property, involve trade secrets, involve customer information and customer lists, or relate to confidential matters of the Company; and

B.                                    The Company will expend and continue to expend substantial time, effort and money to develop its technology and products, to service its customers and future customers and to provide the Employee the opportunity and the resources to extend the goodwill of the Company.

AGREEMENT

In consideration of Employee’s commencement of employment, and as a condition thereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree as follows:

1.             Non-Competition.

1.1.         Following Employment.  Without the Company’s prior written consent, while the Employee is employed and for twelve (12) months following the end, for whatever reason, of the Employee’s employment with the Company (the “Non-Competition Period”), the Employee agrees that in the Restricted Area, Employee will not perform substantially the same or similar functions or duties which Employee provided to the Company in the Restricted Field for any person (including Employee), entity, division, business unit, or association (“Person”) that is engaged or is contemplating engaging in the Restricted Field; or (b) advise or consult with any Person primarily engaged or is contemplating engaging in the Restricted Field regarding the same or similar functions or duties for which Employee was responsible for at the Company.

1.2.         Restricted Field.  For purposes hereof, “Restricted Field” means the business of (i) developing, designing, manufacturing, marketing and selling biopharmaceutical products that are intended for treatment of age related macular degeneration, geographic atrophy, diabetic retinopathy, or retinitis pigmentosa or (ii) the sale or development of any other products sold or developed by the Company in the twelve months prior to the end of Employee’s employment.

1.3.         Restricted Area.  For purposes hereof, “Restricted Area” means the United States.  Employee understands that the market for the Company’s products is worldwide and that the Company is marketing, promotion, and attempting to sell, and selling its products worldwide.

2.             No Interference.  Employee further agrees that while Employee is employed and for a period twelve (12) months thereafter, Employee shall not take any directed action to cause any customer, supplier, or vendor of the Company to terminate or materially diminish its relationship with the Company.

3.             Employee Disclosures and Acknowledgments.

3.1.         Scope of Restrictions.  Employee acknowledges and represents that the scope of the restrictions contained in this Employment Non-Competition Agreement are appropriate, necessary and reasonable for the protection of the Company’s legitimate business interests and customer goodwill.  Employee acknowledges that the restrictions imposed herein will not prevent Employee from earning a living at the end of Employee’s employment with the Company.

3.2.         Prospective Employers.  Employee agrees, during the term of any restriction contained in this Employment Non-Competition Agreement, to disclose this Employment Non-Competition Agreement to any entity which offers employment to Employee.  Employee further agrees that the Company may send a copy of this Employment Non-Competition Agreement to, or otherwise make the provisions hereof known to, any of Employee’s potential or future employers.

4.             Miscellaneous.

4.1.         Binding Effect.  This Employment Non-Competition Agreement binds Employee’s heirs, executors, administrators, legal representatives and assigns and inures to the benefit of the Company and its successors and assigns.  The Company may assign this Employment Non-Competition Agreement.

4.2.         Amendment or Waiver.  No provision of this Employment Non-Competition Agreement may be amended or waived other than in writing by the party against whom enforcement of such amendment or waiver is sought.

4.3.         Injunctive Relief.  The parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief without the Company’s posting of any bond or other security.  The Company shall be entitled to recover from Employee all litigation costs and attorneys’ fees incurred by the Company in any action or proceeding relating to this Agreement in which the Company prevails.  The Employee shall be entitled to recover from Company all litigation costs and attorneys’ fees incurred by the Employee in any action or proceeding relating to this Agreement in which the Employee prevails.

4.4.         Enforceability.  Employee agrees that if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of this Employment Non-Competition Agreement is unenforceable for any reason, the maximum restrictions that are reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions held unenforceable.

4.5.         No Strict Construction.  The language used in this Employment NonCompetition Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person or entity.

4.6.         Governing Law.  This Employment Non-Competition Agreement shall be governed by and construed in accordance with the substantive and procedural laws of Delaware.

4.7.         Entire Agreement.  This Agreement represents the parties’ entire understanding with respect to the subject matter contained herein and supersedes any previous agreements, oral or otherwise, between the parties.

[remainder of this page is intentionally left blank]

This Employment Non-Competition Agreement is dated as of the date first written above.

Employee

/s/ Sanjay Subramanian
Name: Sanjay Subramanian

Ocugen, Inc. (“Company”)

By:	/s/ Shankar Musunuri
Shankar Musunuri

Chairman and CEO

[Signature Page to Non-Competition Agreement]

EXHIBIT C

OCUGEN, INC.

EMPLOYEE NONDISCLOSURE AND BUSINESS IDEAS AGREEMENT

THIS EMPLOYEE NONDISCLOSURE AND BUSINESS IDEAS AGREEMENT (“Agreement”) by and between the undersigned employee (“Employee”) and Ocugen, Inc., a Delaware corporation (“Company”) is made effective as of the commencement date of Employee’s employment with or provision of services to the Company, as applicable.

RECITALS

A.            During such time that Employee is engaged by the Company in any capacity, whether as an advisor, consultant or employee, and whether Employee is engaged by the Company in only one or in more than one such capacity(ies) (the “Period of Engagement”), Employee will personally generate, or be entrusted with, information, ideas and materials which are the Company’s confidential and proprietary property, including, without limitation, trade secrets, confidential customer information and information related to other confidential and proprietary matters of the Company.

B.            The Company has expended, and will continue to expend, substantial time, effort and money to protect such confidential and proprietary Company property and supplier and customer relationships, to service its suppliers and customers and to provide Employee the opportunity and the resources to extend the goodwill of the Company.

AGREEMENT

In consideration of and as a condition to the commencement of Employee’s employment with or provision of services to the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree as follows:

1.             Confidentiality Obligations.

1.1.         During Engagement.  During the Period of Engagement, Employee will not directly or indirectly use or disclose any Confidential Information (as defined in Section 1.6, below) or Trade Secret (as defined in Section 1.7, below) of the Company, except as authorized by and in the interest and for the benefit of the Company.

1.2.         Trade Secrets Post-Engagement.  After the end, for whatever reason, of the Period of Engagement, Employee will not directly or indirectly use or disclose any Trade Secret of the Company.

1.3.         Confidential Information Post-Engagement.  After the end, for whatever reason, of the Period of Engagement, Employee will not directly or indirectly use or disclose any Confidential Information of the Company.

1.4.         General Skills and Knowledge.  Nothing in this Agreement shall prevent Employee, after the end of the Period of Engagement, from using general skills and knowledge gained while employed by or providing services to the Company.

1.5.         Trade Secret Law.  Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections than provided for in this Agreement.

1.6.         Confidential Information.  The term “Confidential Information” means all confidential and proprietary information of, about or related to the Company, or provided to the Company by its customers, suppliers or affiliates, that is not known generally to the public or the Company’s competitors.  Confidential Information may include, but is not limited to: (i) all know-how and other technical information relating to the products and services of the Company, specifications, designs, processes, methods, know-how, plans, policies, procedures, employees, legal and regulatory affairs, assets, discoveries, inventions, trademarks, patents, patents pending, patent applications, copyrights, copyright applications, scientific or technical data, research or development, distribution, sales, marketing, expenses, business plans, financial statements and data, customer and supplier lists, costs of goods, source code and relationships with third parties; (ii) information which is marked or otherwise designated or treated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential.

1.7.         Trade Secret.  The term “Trade Secret” has that meaning set forth under applicable law.

1.8.         Exclusions.  Notwithstanding Sections 1.6 or 1.7, above, as applicable, the terms “Confidential Information” and “Trade Secret” do not include, and the obligations set forth in this Agreement do not apply to, any information which:  (i) can be demonstrated by written evidence by Employee to have been known by Employee prior to the Period of Engagement; or (ii) is or becomes generally available to the public through no act or omission of Employee.

2.             Non-Solicitation.  During the Period of Engagement and for a period of twelve (12) consecutive months immediately thereafter, Employee shall not directly or indirectly encourage any other provider of services to the Company to terminate his/her employment with or provision of services to the Company or solicit such an individual for employment or services in a manner which would end or diminish that other Employee’s services to the Company.  Nothing herein shall be interpreted to limit the ability of Employee to act as a reference for another provider of services to the Company.

Also during the Period of Engagement and for a period of twelve (12) consecutive months immediately thereafter Employee will not, directly or indirectly, solicit or otherwise attempt to sell to any Restricted Customer (as defined below) any goods or services that are substantially similar to those sold by the Company in the 12 months prior to the termination of the Employee’s employment.  Restricted Customer means any individual or entity (i) to whom or to which (A) the Company sold its respective products or services in the twelve months prior to the termination of Employee’s employment, or (B) the Company has sent a product quotation to such potential customer for the Company’s products or services in the six months prior to the termination of Employee’s employment and the Company has continued to solicit such potential customer to close the sale related to or in connection with such product quotation; or (ii) with whom/which Employee had direct contact on behalf of the Company related to a sale or potential sale during the 12 months preceding the termination of Employee’s employment.

3.             Business Idea Rights.

3.1.         Assignment.  The Company will own, and Employee hereby assigns and agrees to assign to the Company, all rights in all Business Ideas (as defined in Section 3.4, below) which Employee originates or develops either alone or working with others during the Period of Engagement.  All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered “works for hire” as that term is defined by United States copyright law.

3.2.         Disclosure.  During the Period of Engagement, Employee will promptly disclose all Business Ideas to the Company.

3.3.         Execution of Documentation.  Employee, at any time during or after the Period of Engagement, will promptly execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

3.4.         Business Ideas.  The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, that are (i) related to any business engaged in or contemplated by the Company; (ii) originated or developed during Employee’s working hours for the Company, or (iii) originated or developed in whole or in part using materials, labor, facilities, or equipment furnished by the Company.

4.             Return of Property.  Upon the end, for whatever reason, of the Period of Engagement or upon request by the Company at any time, Employee shall immediately return to the Company all property, documents, records, and materials belonging and/or relating to the Company and all copies of all such materials.  Upon the end, for whatever reason, of the Period of Engagement or upon request by the Company at any time, Employee further agrees to destroy such records maintained by Employee on Employee’s own computer equipment and to certify in writing, at the Company’s request, that such destruction has occurred.

5.             Employee Disclosures and Acknowledgments.

5.1.         Confidential Information of Others.  Employee certifies that Employee has not, and will not, disclose or use during the Period of Engagement any confidential information which Employee acquired as a result of any previous employment or provision of services, or under a contractual obligation of confidentiality or secrecy, before Employee became an employee of or provider of services to the Company.  Employee has no prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting, that Employee has entered into which restrict Employee’s ability to perform any services as an employee of or provider of services to the Company.

5.2.         Scope of Restrictions.  By entering into this Agreement, Employee acknowledges and agrees that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill and property rights, including the protection of the Company’s Confidential Information and Trade Secrets.  Employee further acknowledges and agrees that the restrictions imposed by this Agreement will not prevent him/her from earning a living in the event of, and after, the end, for whatever reason, of the Period of Engagement.

5.3.         Prospective Employers.  Employee agrees, during the term of any restriction contained in this Agreement, to disclose this Agreement to any entity which offers to Employee employment or the opportunity to provide services.  Employee further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Employee’s potential or future employers or business engagements.

6.             Miscellaneous.

6.1.         Entire Agreement; Amendment or Waiver.  This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and all prior discussions, negotiations, agreements, correspondence, and understandings, whether oral or written, between Employee and the Company with respect to the subject matter hereof, including, without limitation, any Nondisclosure Agreement dated prior to this agreement, are here by superseded.  No provision of this agreement may be amended or waived other than in writing by the party against whom enforcement of such amendment or waiver is sought.

6.2.         Injunctive Relief.  The parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any available relief, a court shall be empowered to grant injunctive relief without the necessity of posting bond or other security.

6.3.         Governing Law.  This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the laws of Delaware.

6.4.         Consideration.  Execution of this Agreement is a condition of Employee’s commencement of employment with the Company.

6.5.         Severability.  The obligations imposed by, and the provisions of, this Agreement are severable and should be construed independently of each other.  The invalidity of one provision shall not affect the validity of any other provision.

6.6.         Terminable-At-Will.  Nothing in this Agreement shall be construed to limit the right of either party to terminate the employment at any time for any or no reason with or without notice.

6.7.         Notwithstanding anything in this Agreement to the contrary, nothing herein prohibits the Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S.  Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  In connection with any such activity, the Employee must identify any information that is confidential and ask the Regulator for confidential treatment of such information.  Despite the foregoing, the Employee is not permitted to reveal to any third party, including any governmental, law enforcement, or regulatory authority, information that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges.  The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.  Notwithstanding any other provisions of this Agreement, pursuant to 18 USC Section 1833(b), the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret that is made: (a) confidentially to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose a Company trade secret to the Employee’s attorney and use the trade secret information in related court proceedings, provided that Employee files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order.

IN WITNESS WHEREOF, Employee and the Company have executed this Nondisclosure and Business Ideas Agreement to be effective as of the date first above written.

EMPLOYEE:

/s/ Sanjay Subramanian

Date: September 10, 2019

COMPANY:

OCUGEN, INC.

By:	/s/ Shankar Musunuri
Shankar Musunuri
Chairman & CEO

Date: September 10, 2019